                                                                    EXHIBIT 4.57

CLIFFORD                                                          CONFORMED COPY
CHANCE
PUNDER

                           MARCONI COMMUNICATIONS GMBH

                                  AS TRANSFEROR

                                       AND

                   THE LAW DEBENTURE TRUST CORPORATION p.l.c.

                                       AS

                                SECURITY TRUSTEE

                  --------------------------------------------

                           SECURITY TRANSFER AGREEMENT
                             (Sicherungsubereignung)

                 ---------------------------------------------

                                    CONTENTS

CLAUSE                                                                                                    PAGE
1.       Definitions and Languages.....................................................................      2

2.       Secured Obligations...........................................................................      3

3.       Transfer......................................................................................      3

4.       Disposal of Transferred Assets................................................................      4

5.       Retention of Title Arrangements...............................................................      5

6.       Use of Labelling of and Transfer of the Transferred Assets....................................      5

7.       Right of Inspection...........................................................................      6

8.       Bookkeeping and Data-Processing...............................................................      6

9.       Transfer of Possession of Transferred Assets to the Security Trustee..........................      7

10.      Right to Realisation upon Enforcement Event...................................................      7

11.      Limitation of Security........................................................................      8

12.      Release of Transferred Assets.................................................................      9

13.      Undertakings..................................................................................     10

14.      Expenses, Costs and Taxes.....................................................................     11

15.      Partial Invalidity, Waiver....................................................................     12

16.      Amendment, Waiver.............................................................................     12

17.      Notices and their Language....................................................................     12

18.      Applicable Law; Jurisdiction..................................................................     14

20.      Effectiveness.................................................................................     14

21.      Counterparts..................................................................................     15

Schedule 1 Marked Site Maps of Premises................................................................     16

THIS SECURITY TRANSFER AGREEMENT is made the 16th day of May 2003

BETWEEN:

1. Marconi Communications GmbH, a limited liability company organised under the laws of the Federal Republic of Germany, having its business address at GerberstraBe 33, D-71522 Backnang, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Backnang under HRB 1563 (the "TRANSFEROR"); and

2. The Law Debenture Trust Corporation p.l.c., having its business address at Fifth Floor, 100 Wood Street, London, EC2V 7EX, England in its capacity as security trustee under the Relevant Documents (the "SECURITY TRUSTEE").

WHEREAS:

(A) Marconi Corporation p.l.c. (the "ISSUER") has agreed to issue the following notes:

         (i)      USD equivalent of GBP 450,000,000 senior secured notes due
                  2008;

         (ii) USD 300,000,000 plus USD equivalent of GBP 117,270,000 of junior secured notes due 2008;

                  the notes under (i) being documented in a senior note indenture dated on or about 19 May 2003 between, inter alios, the Issuer and Law Debenture Trust Company of New York as Senior Note Trustee and the notes under (ii) being documented in a junior note indenture dated on or about 19 May 2003 between, inter alios, the Issuer and JPMorgan Chase Bank as Junior Note Trustee (together the "INDENTURES").

(B) The security created by or pursuant to this Agreement is to be granted to and administered by the Security Trustee for itself and as trustee of the Secured Creditors pursuant to the relevant provisions of a security trust and intercreditor deed dated on or about 19 May 2003 between, inter alios, the Issuer, Law Debenture Trust Company of New York as Senior Note Trustee, JPMorgan Chase Bank as Junior Note Trustee, the Security Trustee and the Obligors (as defined therein including the Transferor) as amended from time to time (the "SECURITY TRUST AND INTERCREDITOR DEED").

(C) The Transferor has agreed to transfer the Collateral (as defined below) as security for the payment and discharge of the Secured Obligations (as defined below) subject to the terms and conditions set out herein.

NOW, IT IS AGREED as follows:

1.       DEFINITIONS AND LANGUAGES

1.1      In this Agreement:

         "COLLATERAL" means the collateral referred to in Clause 3.1.

         "CONTINUING" in relation to an Enforcement Event, shall be construed as a reference to an acceleration of any Secured Obligation (other than Secured Obligations arising under the New Bonding Facility Agreement) where such acceleration has not been rescinded in writing or a declaration that the Secured Obligations (other than Secured Obligations arising under the New Bonding Facility Agreement) are prematurely due and payable (other than solely as a result of it becoming unlawful for a Secured Creditor to perform its obligations under the Relevant Documents) where such declaration has not been revoked in writing or any failure by an Obligor to pay any principal amount in respect of any Secured Obligations (other than Secured Obligations arising under the New Bonding Facility Agreement) whether on maturity or otherwise which has not been waived in writing. For the purposes of this definition of "continuing" the expression "Secured Obligations" shall have the same meaning as in the Security Trust and Intercreditor Deed.

         "SECURED OBLIGATIONS" has the meaning given to it under clause 2.

         "SECURITY TRUST AND INTERCREDITOR DEED" has the meaning given to it in Clause (B) of the recitals.

1.2 Unless otherwise defined herein or unless the context requires, capitalised terms shall have the same meaning as ascribed thereto in the Security Trust and Intercreditor Deed.

1.3 This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

1.4 The parties hereto each acknowledge that the Security Trustee, when acting hereunder, shall, to the extent permitted under the laws of Germany, be acting in accordance with and subject to the terms of the Security Trust and Intercreditor Deed.

2.       SECURED OBLIGATIONS

         The transfer of title hereunder (the "TRANSFER OF TITLE") is constituted in order to secure together with other security granted by the Transferor the prompt and complete satisfaction of any and all obligations (present and future, actual and contingent) which are (or are expressed to be) or become owing by the Transferor to the Secured Creditors or any of them (including any future assignee or transferee of any of the Secured Creditors by way of transfer or assignment (including by way of assumption of debt (Vertragsubernahme)) under the Relevant Documents (including, but not limited to the parallel obligations of the Transferor pursuant to clause 3 of the Security Trust and Intercreditor Deed to pay to the Security Trustee sums equal to the sums owed by the Transferor to the Secured Creditors or any of them) (the "SECURED OBLIGATIONS") up to an aggregate amount of EUR 170 million.

3.       TRANSFER

3.1 The Transferor hereby transfers by way of security to the Security Trustee in its capacity as Security Trustee for the benefit of the Secured Creditors title to all current assets (Umlaufvermogen) (including, but not limited to the entire stock (Warenbestand)) and all fixed assets (Anlagevermogen) (including, without limitation, machinery, computers and inventory) other than those assets which are marked as a third party's property, which are located at the premises marked in green colour on the enclosed site maps of Schedule 1 which form an integral part of this Agreement (the "PREMISES") (the "PRESENT COLLATERAL") or which will be located at the Premises from time to time in the future (the "FUTURE COLLATERAL", and together with the Present Collateral the "COLLATERAL").

3.2 Title to the Present Collateral shall pass over to the Security Trustee upon execution of this Agreement. Title to the Future Collateral shall pass over to the Security Trustee when it is deposited on the Premises.

3.3 To the extent that the Transferor has only part ownership (Miteigentum) of the Collateral or the Transferor has any inchoate rights (Anwartschaftsrechte) in respect of the Collateral, the Transferor hereby transfers to the Security Trustee such part ownership or inchoate rights in respect of the Collateral and it is agreed that the transfer of part ownership or inchoate rights in respect of the Collateral takes place on the date hereof or on the date the Transferor acquires part ownership or inchoate rights in respect of such Collateral (together with the Collateral referred to as the "TRANSFERRED ASSETS").

3.4 The Transferor and the Security Trustee agree that the Transfer of Title to the Security Trustee shall not be affected by the Transferor relocating any of the Transferred Assets to premises other than the Premises. The Transferor undertakes to the Security Trustee that it shall upon such relocation at any time after the occurrence of an Insolvency Event of Default or upon request by the Security Trustee if the Security Trustee has been so instructed pursuant to the Security Trust and Intercreditor Deed upon or at any time after the occurrence of an Event of Default which is continuing, immediately deliver to the Security Trustee (i) a list setting out the respective Transferred Assets, other than those removed for the purpose of disposals as permitted by the Indentures, and the respective addresses of the locations to where these Transferred Assets have been relocated, or (ii) in case of a transfer of the whole or a part of the business to a new location, a marked site map of the new location. Upon delivery of a marked site map the relevant locations indicated on that marked site map shall be considered as Premises.

3.5 Delivery of possession of the Transferred Assets to the Security Trustee is hereby replaced by the agreement that the Transferor holds the Transferred Assets in gratuitous custody (kostenlose Verwahrung) for the Security Trustee. The Transferor hereby further assigns all present and future claims against third parties obtaining actual possession of the Transferred Assets to the Security Trustee, who accepts such assignment.

3.6      The Security Trustee hereby accepts the transfer constituted hereby.

4.       DISPOSAL OF TRANSFERRED ASSETS

4.1 So long as the Security Trustee has not revoked the ability of the Transferor to dispose of the Transferred Assets pursuant to Clause 9, the Transferor may dispose of or otherwise deal with the Transferred Assets except as expressly prohibited under the terms of the Indentures.

4.2 Except during the continuance of an Enforcement Event, the Transferor may use the Transferred Assets in its production process, provided that the Security Trustee shall be regarded as producer (Hersteller) within the meaning of Section 950 of the German Civil Code and shall during such production process remain or become owner, part-owner or have an inchoate right (Anwartschaftsrecht) in respect of goods which are the result of such production process (such goods being hereinafter referred to as "NEW PRODUCTS").

4.3 If as a result of any production process carried on by the Transferor (whether or not by incorporation of the Transferred Assets into a New Product (Vermischung, Vermengung)) the Transferor is no longer owner, part-owner or holder of an inchoate right (Anwartschaftsrecht) of the New Product, then as soon as the Transferor regains such rights, such rights shall automatically be transferred to the Security Trustee. If as a result of any production process carried on by the Transferor the Transferor co-mingles goods or materials owned by it with goods or materials owned by third parties and the Transferor thereby becomes part-owner or holder of any inchoate right of the resulting New Product (Anwartschaftsrecht), then, as soon as the Transferor gains such rights such rights shall automatically be transferred to the Security Trustee.

4.4 To the extent that the Transferor has the right to demand transfer of ownership, part-ownership or inchoate rights (Anwartschaftsrecht), the Transferor assigns such rights hereby to the Security Trustee who accepts such assignment.

4.5 In as far as ownership, part-ownership or any inchoate rights (Anwartschaftsrecht) in the New Products passes to the Security Trustee, the transfer of possession in such New Products will be substituted by the Transferor holding them in gratuitous custody (kostenlose Verwahrung) for the Security Trustee.

4.6 If any third party is in, or acquires, possession of any New Product, the Transferor hereby assigns to the Security Trustee its present and future claims to demand restitution from such third party and the Security Trustee accepts such assignment.

4.7 The Transferor hereby also assigns to the Security Trustee all present or future claims it may have against a third party in respect of the production process of the Transferred Assets or the New Product resulting therefrom and the Security Trustee accepts such assignment.

5.       RETENTION OF TITLE ARRANGEMENTS

         The Transferor shall where appropriate in the ordinary course of business terminate any person's retention of title arrangements (Eigentumsvorbehalt) in respect of any Transferred Assets by paying the purchase price thereof. Upon the occurrence of an Enforcement Event, the Security Trustee shall be entitled to terminate such retention of title arrangements by paying the purchase price thereof or part thereof on behalf of the Transferor.

6.       USE OF LABELLING OF AND TRANSFER OF THE TRANSFERRED ASSETS

6.1 At any time after the occurrence of an Enforcement Event the Transferor shall at its cost keep the Transferred Assets in good order at its Premises and the Security Trustee shall be entitled to, or request the Transferor to, label the goods and mark them in the books and records of the Transferor to show that the goods have been transferred for security purposes to the Security Trustee.

6.2 Subject to Clause 4 and Clause 3.4, the Transferor shall not, without the prior written consent of the Security Trustee, transfer the Transferred Assets except for inventory to any premises other than the Premises.

7.       RIGHT OF INSPECTION

7.1 The Transferor undertakes to provide the Security Trustee, promptly at its request with all information and documents which are necessary for perfecting and/or enforcing the security hereby created.

7.2 The Transferor authorises the Security Trustee during the term of this Agreement and upon notice to inspect the Transferred Assets during normal business hours, or to have them inspected by any one or more representatives, agents and advisers of the Security Trustee. Following the occurrence of an Event of Default, the Security Trustee may inspect the Transferred Assets at any time with or without prior notice.

7.3 To the extent the Transferred Assets are in the possession of a third party, the Transferor shall, following an Insolvency Event of Default or upon request by the Security Trustee if the Security Trustee has been so instructed pursuant to the Security Trust and Intercreditor Deed upon or at any time after the occurrence of an Event of Default which is continuing instruct such third party to allow inspection by the Security Trustee of the Transferred Assets at such third party's premises.

8.       BOOKKEEPING AND DATA-PROCESSING

8.1 If proof or documents which are necessary to identify the Collateral have been handed over by the Transferor to a third party (in particular a bookkeeping firm, or a tax consultant) the Transferor hereby transfers (on condition of (aufschiebende Bedingung) (i) the occurrence of an Insolvency Event of Default or (ii) notice by the Security Trustee if the Security Trustee has been so instructed pursuant to the Security Trust and Intercreditor Deed upon or at any time after the occurrence of an Event of Default which is continuing) to the Security Trustee, who accepts this transfer, its right to demand from such third party the return of the proof and documents. The Transferor hereby undertakes to instruct the third party upon such transfer to provide the Security Trustee upon its demand with such information and documents which are necessary to perfect and/or enforce the security created hereby.

8.2 If details concerning the Collateral or any part thereof have been stored in an electronic data-processing system, then, upon the occurrence of an Insolvency Event of Default or upon request by the Security Trustee if the Security Trustee has been so instructed pursuant to the Security Trust and Intercreditor Deed upon or at any time after the occurrence of an Event of Default which is continuing, the Transferor shall allow the Security Trustee access to the computer, including the peripheral equipment and all data concerning the Collateral or such part thereof. Moreover, software operators shall be made available insofar as so required, and any assistance required shall be provided to the Security Trustee. If a third party handles the electronic processing of data, the Transferor hereby transfers (on condition of (aufschiebende Bedingung) (i) the occurrence of an Insolvency Event of Default or (ii) notice by the Security Trustee if the Security Trustee has been so instructed pursuant to the Security Trust and Intercreditor Deed upon or at any time after the occurrence of an Event of Default which is continuing) to the Security Trustee, who accepts this transfer, all rights against such third party relating to these services. The Transferor hereby undertakes to instruct the third party upon such transfer to handle the processing of data for the Security Trustee upon its demand as it did for the Transferor.

8.3 After transfer of the rights to the Security Trustee as contemplated in Clauses 8.1 and 8.2, the Security Trustee shall promptly upon request of the Transferor or after the Security Trustee receiving instructions pursuant to the Security Trust and Intercreditor Deed instruct the third party to provide the Transferor with such services and information as necessary for the Transferor in connection with the preparation and delivery of the Auditors' Determination.

9.       TRANSFER OF POSSESSION OF TRANSFERRED ASSETS TO THE SECURITY TRUSTEE

         The Security Trustee may, upon the occurrence of an Insolvency Event of Default and shall, if so instructed pursuant to the Security Trust and Intercreditor Deed upon or at any time after the occurrence of any Event of Default which is continuing, revoke the right of the Transferor to dispose of the Transferred Assets permitted pursuant to Clause 4 of this Agreement and the Security Trustee may, and shall, if so instructed pursuant to the Security Trust and Intercreditor Deed, request a transfer of possession of the Transferred Assets to it.

10.      RIGHT TO REALISATION UPON ENFORCEMENT EVENT

10.1 At any time after the occurrence of an Enforcement Event which is continuing and the Security Trustee (acting or instructions received pursuant to the Security Trustee and Intercreditor Deed) giving notice to the Issuer thereof and if any of the Secured Obligations became due and payable, the Security Trustee shall, in its discretion, be entitled to enforce this Agreement and realise the Transferred Assets for and on behalf of the Secured Creditors in accordance with the provisions of this Clause 10.

10.2 The Security Trustee may sell all or part of the Transferred Assets by way of private sale to the extent necessary to satisfy any outstanding Secured Obligations, it being understood that the Security Trustee shall apply the proceeds of such realisation towards the Secured Obligations in accordance with and subject to the terms of the Security Trust and Intercreditor Deed.

10.3 The Security Trustee may request the Transferor to sell the Transferred Assets for and on its behalf and the Transferor shall promptly comply with such request.

10.4 In the case of a sale by the Security Trustee, the Transferor shall promptly upon the request of the Security Trustee provide the Security Trustee with all documents of title and other documents relating to the Transferred Assets.

10.5 If the Security Trustee sells the Transferred Assets pursuant to this Clause 10 it may take all measures and enter into all agreements which it considers to be expedient in connection therewith.

10.6 With respect to the realisation of the Transferred Assets, the Security Trustee will take into consideration the legitimate interest of the Transferor.

10.7 The Security Trustee will notify the Transferor in writing at least five (5) Business Days prior to the sale of the Transferred Assets. No such notification shall be required if (i) the Transferor has generally ceased to make payments, (ii) an application for the institution of insolvency proceedings is filed by or against the Transferor or (iii) there is reason to believe that observance of the notice period will affect the security interest of the Security Trustee in material adverse way.

11.      LIMITATION OF SECURITY

11.1 The right to enforce the security interests created hereunder shall, to the extent that the Secured Obligations represent those of an affiliated company (verbundenes Unternehmen) within the meaning of
         Section 15 et seq. of the German Stock Corporation Act (Aktiengesetz) of the Transferor (other than any of the Transferor's subsidiaries), at all times be limited to an amount equal to the Transferor's assets (the calculation of which shall take into account the captions reflected in
         Section 266 sub-section (2) A, B and C of the German Commercial Code (Handelsgesetzbuch)) less the sum of (A) the Transferor's liabilities (the calculation of which shall take into account the captions reflected in Section 266 subsection (3) B, C and D of the German Commercial Code), and (B) the stated share capital (Stammkapital) of the Transferor (the "NET ASSETS").

11.2 The Transferor shall realise, to the extent legally permitted and, in respect of the Transferor, commercially justifiable, in a situation where the Transferor does not have sufficient Net Assets to maintain its registered share capital, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets if the asset is not necessary for the Transferor's business (betriebsnotwendig).

11.3 The Security Trustee shall enforce any security interest created hereunder against the Transferor in accordance with the following procedure:

                  (i) The Transferor shall, following a notification by the Security Trustee to the Transferor that an Enforcement Event has occurred and that the Security Trustee intends to enforce the security interests created hereunder, deliver to the Security Trustee within sixty days of such notification an auditors' determination from a firm of auditors of international standard and reputation (the "AUDITORS' DETERMINATION") stating the value of the Net Assets, i.e., the amounts which may be claimed against the Transferor under the security interests created hereunder having regard to Sections 30 and 31 of the German Limited Liability Companies Act.

                  (ii) The Auditors' Determination, i.e., the amount which may be claimed against the Transferor under the security interests created hereunder, having regard to Section 30 and 31 of the German Limited Liability Companies Act, shall take into account the generally accepted accounting principles applicable from time to time in Germany (GAAP) and be based on the same principles that were applied when establishing the previous year's balance sheet.

                  (iii) The amount specified in the relevant Auditors' Determination pertaining to the Transferor shall be up-to-date and in any event such Auditors' Determination shall have been prepared as of a date no earlier than 15 business days prior to the date of notification by the Security Trustee to the Transferor that it intends to enforce the security interests created hereunder.

                  (iv) If the Transferor fails to deliver the Auditors' Determination to the Security Trustee within the sixty day period stated in (i) above, the Security Trustee shall be entitled to enforce the security interests created hereunder against the Transferor without limitation.

12.      RELEASE OF TRANSFERRED ASSETS

12.1 To the extent the parties to this Agreement become aware that the Transferor has transferred to the Security Trustee title to assets owned by a third party prior to such transfer, the Security Trustee shall retransfer title to these assets to such third party. Any records of the Transferor about third parties' property shall constitute a prima facie evidence of such third party's title to such assets. The Security Trustee hereby authorises the Transferor to retransfer title to such assets to the relevant third party.

12.2 Upon complete and irrevocable satisfaction of the Secured Obligations, the Security Trustee shall (in accordance with the terms and subject to the conditions and circumstances set out in the Security Trust and Intercreditor Deed and without recourse to, or any representation or warranty by, the Security Trustee or any of its nominees) at the cost and expense of the Transferor retransfer the Transferred Assets and all other rights and claims assigned or transferred to it pursuant to this Agreement to the Transferor and surrender the excess proceeds, if any, resulting from any sale of the Transferred Assets. The Security Trustee will, however, transfer any of the Transferred Assets to a third person if so required by law.

12.3 At any time when the total value of the aggregate security granted by the Transferor to secure the Secured Obligations (the "SECURITY") which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert) exceeds 110% of the Secured Obligations (the "LIMIT") not only temporarily, the Security Trustee shall (in accordance with the terms and subject to the conditions and circumstances set out in the Security Trust and Intercreditor Deed and without recourse to, or any representation or warranty by, the Security Trustee or any of its nominees) on demand of the Transferor release such part of the Security (Sicherheitenfreigabe) as the Security Trustee may in its discretion determine so as to reduce the realisable value of the Security to the Limit.

13.      UNDERTAKINGS

13.1 As far as necessary for the creation, perfection or maintenance of the Security over the Transferred Assets the Transferor undertakes to inform the Security Trustee promptly of any attachments (Pfandung) of which it becomes aware in respect of any and all of the Transferred Assets. In the event of an attachment, the Transferor undertakes to forward to the Security Trustee upon request a copy of the attachment order (Pfandungsbeschlu(beta)), the garnishee order (Uberweisungsbeschlu(beta)) and all other documents necessary for a defence against the attachment. The Transferor shall inform the attaching creditor immediately about the Security Trustee's security interests.

13.2 Insofar as additional documents, declarations or actions (including making all filings and registrations) are necessary for the creation, perfection, protection or maintenance of the security interests created (or purported to be created) hereunder (or any of them) in favour of the Security Trustee or for the exercise of all rights, powers and remedies of the Security Trustee provided by or pursuant to this Agreement or by law or to facilitate the realisation of the security interests created (or purported to be created) hereunder (or any of them), the Transferor shall at the Security Trustee's request enter into or provide such documents, make such declarations and/or undertake such actions at the Transferor's cost and expense.

14.      EXPENSES, COSTS AND TAXES

14.1     EXPENSES

         The Transferor shall, from time to time and promptly on demand by the Security Trustee reimburse to the Security Trustee all costs and expenses (including legal fees) on a full indemnity basis together with any applicable VAT incurred by the Security Trustee and any Delegate (provided that in relation to sub-clause (i) of this Clause 14, such costs and expenses must be properly incurred) in connection with:

                  (i) the execution, release and discharge of this Agreement and the security created or intended to be created in respect of the Transferred Assets and the perfection of the security contemplated in this Agreement or in any such documents or forming part of the security created or intended to be created in respect of the Transferred Assets;

                  (ii) the actual or contemplated exercise, preservation and/or enforcement of any of the rights, powers and remedies of, or the performance of the duties and obligations of, the Security Trustee or any Delegate, or any amendment or waiver in respect of this Agreement;

                  (iii)    the foreclosure of any Transferred Assets; and

                  (iv) the preservation and/or enforcement of the security created or intended to be created in respect of the Transferred Assets,

                  which shall carry interest (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on such sum) from the date of such demand until so reimbursed calculated on a daily basis at the rate determined in accordance with the provisions of clause 18.4 (Interest on Demands) of the Security Trust and Intercreditor Deed.

14.2     TAXES

         The Transferor shall pay, promptly on demand of the Security Trustee all stamp, registration, notarial and other similar Taxes or fees paid or payable by the

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         Security Trustee in connection with any action taken or contemplated by or on behalf of the Security Trustee for perfecting, enforcing, releasing, cancelling, reassigning or resolving any doubt concerning, or for any other purpose in relation to this Agreement, any amendment thereto, any transfer and/or assignment of the rights and/or obligations under the same or the security created or intended to be created in respect of the Transferred Assets and shall, from time to time, indemnify the Security Trustee promptly on demand against any liabilities, costs, claims and expenses resulting from any failure to pay by the Transferor or any delay by the Transferor in paying any such Taxes or fees.

15.      PARTIAL INVALIDITY, WAIVER

15.1 If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, that provision shall as to that jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions of this Agreement or of such provisions in any other jurisdiction. The invalid or unenforceable provision shall be deemed replaced by a valid, legal and enforceable provision which comes as close as possible to the orginal intent of the parties as to the invalid, illegal or unenforceable provision. This shall apply analogously in the case of gaps.

15.2 No failure to exercise, nor any delay in exercising, on the part of the Security Trustee, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

16.      AMENDMENT, WAIVER

         This Agreement may be amended, modified or waived only in writing in an agreement signed by the Security Trustee. This also applies to this Clause 16.

17.      NOTICES AND THEIR LANGUAGE

17.1 Each communication under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

17.2 Any communication or document to be made or delivered under or in connection with this Agreement shall be made or delivered to the following addresses or fax numbers (and for the attention of the department or officer noted):

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

         For the Transferor:          Marconi Communications GmbH
                                      Address:      GerberstraBe 33

                                                    D-71522 Backnang

                                      Fax:          07191 13 2419
                                      Attention:    Hans-Werner Altermann
                                                    Legal Advisor

         For the Security Trustee:    The Law Debenture Trust Corporation p.l.c.
                                      Address:      Fifth Floor
                                                    100 Wood Street
                                                    London EC2V 7EX
                                                    England

                                      Fax:          +44 20 7696 5261
                                      Attention:    Manager Trust Adminstration

         or to such other address as the recipient may notify or may have notified to the other party in writing.

17.3     DELIVERY

17.3.1 Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

         (a)      if by way of fax, when received in legible form; or

         (b) if by way of letter, when it has been left at the address specified in Clause 17.2 above or five Business Days after being deposited in the post postage prepaid in an envelope addressed to the addressee at that address, and, if a particular department or officer is specified as part of that address, if addressed to that department or officer.

17.3.2 Notwithstanding the provisions of sub-clause 17.3.1 (b) above, any communication or document to be made or delivered to the Security Trustee will be effective only when actually received by the Security Trustee and then only if it is expressly marked for the attention of the department or officer identified in Clause 17.2 (or any substitute department or officer as such person shall specify for this purpose).

17.4 Any notice given under or in connection with this Agreement shall be in the English language. All other documents provided under or in connection with this Agreement (other than those copies to be delivered pursuant to Clause 13) shall be in the English language or, if in any other language, accompanied by a translation into English which if reasonably requested by the Security Trustee shall be a certified translation. In the event of any conflict between the English text and the text in any other language, the English text shall prevail, unless the document is a constitutional, statutory or other official document.

18.      APPLICABLE LAW; JURISDICTION

18.1     APPLICABLE LAW

         This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

18.2     GERMAN COURTS

         The courts of Frankfurt am Main have exclusive jurisdiction to settle any dispute (a "DISPUTE") arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity).

18.3     CONVENIENT FORUM

         The parties agree that the courts of Frankfurt am Main are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

18.4     NON-EXCLUSIVE JURISDICTION

         This Clause 18 is for the benefit of the Secured Creditors only. As a result it does not prevent any Secured Creditor from taking proceedings relating to a Dispute ("PROCEEDINGS") in any other courts with jurisdiction. To the extent allowed by law, the Secured Creditors may take concurrent Proceedings in any number of jurisdictions.

19.      ASSIGNMENT

         The Security Trustee may assign and transfer all or any of its rights and obligations under this Agreement in accordance with the Security Trust and Intercreditor Deed. To the extent legally permissible the Security Trustee shall be entitled to disclose such information concerning the Transferor and this Agreement as the Security Trustee considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by any applicable law.

20.      EFFECTIVENESS

         This Agreement shall become effective only subject to the condition precedent and at the time of the first original issuance of the Senior Notes.

21.      COUNTERPARTS

         This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts each of which, when executed and delivered, shall constitute an original, but all the counterparts shall together constitute but one and the same instrument.

                                   SCHEDULE 1

                          MARKED SITE MAPS OF PREMISES

                                 SIGNATURE PAGE

THIS SECURITY TRANSFER AGREEMENT HAS BEEN ENTERED INTO ON THE DATE STATED AT THE BEGINNING BY:

MARCONI COMMUNICATIONS GmbH

By: MARY SKELLY
    Name:  Mary Skelly
    Title: Attorney

THE LAW DEBENTURE TRUST CORPORATION p.l.c.

By: R. D. RANCE
    Name:  R. D. Rance
    Title: Director

                                     - 17 -